EXHIBIT 99.2

MAGNUS INTERNATIONAL RESOURCES INC. UPDATES ON INFILL SAMPLING RESULTS
IN TARGET AREAS OF THE HUIDONG PROPERTY

Las Vegas, Nevada – January 17, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide the following update in relation to new infill sampling results at the Huidong Property, located to the northwest of and on trend with Southwestern Resources' Boka gold project.

Exploration Update

Dingjiaping Area

Road building work continues in the western portion of the concession to access the area of coincident artisan mine tunnels and strong soil gold (Au) geochemistry at Dingjiaping.  The road has advanced well, with 5 km having been constructed to date, and is now accessing the target area at Dingjiaping.  Results have indicated soil samples containing up to 973 ppb Au in discrete areas that have been identified for follow up investigation by mechanized trenching and road building.  Results from this part of the program will be reported in a separate update note.

Huidong East

An aggressive in-fill soil sampling program comprising approximately 4500 samples, across areas of the Huidong concession already found to be of high interest based on the previous high and low density geochemical surveys, was completed in November, and analysis results are now being provided from the Vancouver analytical laboratory.  The first installment of 2005 infill soil sample Au and multi-element analyses was received recently, and comprised 1227 soils from the eastern portion of the concession over an area referred to as Huidong East.

A strong Au-in soil anomaly has been defined that confirms the previous anomaly feature observed in pulverized soils, and sharpens it significantly due to the higher density 80m x 40m sample spacing employed in the infill soil sampling program.

Soil Au analysis results over the Huidong East anomaly include strong Au-in-soil concentrations up to 438 ppb Au in a well-constrained area of approximately 1.6 km2.  The soil Au concentrations at Huidong East compare extremely well with the 20 ppb Au soil concentration levels used to define significant Au mineralization at the Boka deposit, approximately 14 km to the south of this Au feature at Huidong East.

Factor analysis completed on the soil data shows a clear element grouping among gold (Au), copper (Cu), and Arsenic (As), within the soil Au anomaly.  Copper and Arsenic also are reported to occur in elevated concentrations in association with Au at Boka, and the same element association at Huidong East suggest a possible mineralization style similar to that observed at Boka.

Observed shear zones in road cuts in the Huidong East area containing pyrite, iron carbonates, and graphitic carbon strengthen the comparison.  Sampling and analysis of these shear zones is underway.

Rocks in the Huidong East target area are exposed in some areas and covered by red soils up to 3 meters thick in other areas.  The follow up investigation will first map the distribution of covered versus exposed areas, the geologic rock units, and identified mineralized and altered rocks and structural zones (fault zones and shears).  Systematic sampling of available rocks and road cut exposures will proceed immediately as a part of this program.

Based on the degree of rock exposure and thickness of soils, additional follow up exploration at Huidong East will likely include several exploration options:

  Additional infill soil sampling;
  Shallow drilling using small rigs capable of penetrating to 30 meters depth;
  Tunneling;
  Core Drilling.

Follow up investigation at Huidong East is underway.

A more detailed report on the above results, with diagrams, is available at www.magnusresources.com at the “Most Recent Updates” part of the “Huidong Property” section.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.